PENN MILLERS HOLDING CORPORATION
Up to 6,772,222 Shares
COMMON STOCK ($0.01 Par Value)
Subscription Price $10.00 Per Share
AGENCY AGREEMENT
_______, 2009
Griffin Financial Group, LLC
620 Freedom Business Center, Suite 210
King of Prussia, Pennsylvania 19406
Ladies and Gentlemen:
     Penn Millers Holding Corporation, a Pennsylvania corporation (“HoldCo”), Penn Millers Mutual Holding Company, a Pennsylvania mutual insurance holding company (in both mutual and converted stock form, “PMMHC”), PMHC Corp., a Pennsylvania corporation (“PMHC”), and Penn Millers Insurance Company, a Pennsylvania corporation (“PMIC,” and together with HoldCo, PMMHC and PMHC, the “Primary Parties”), hereby confirm, jointly and severally, their agreement (the “Agreement”) with Griffin Financial Group, LLC (the “Agent”), as follows:
     1. The Offering. On April 22, 2009, the Board of Directors of PMMHC adopted a Plan of Conversion (the “Plan”), which provides for the conversion of PMMHC from mutual to stock form (the “Conversion”), the formation of HoldCo as a holding company that will own 100% of the common stock of PMMHC, and the issuance of all of PMMHC’s outstanding common stock to HoldCo.
     In connection with the Conversion, HoldCo is offering up to 6,772,222 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), in (i) a subscription offering (the “Subscription Offering”), and, if necessary, (ii) a direct community offering (the “Community Offering”), and (iii) a syndicated community offering (the “Syndicated Community Offering”). The Subscription Offering, the Community Offering and the Syndicated Community Offering are herein sometimes collectively referred to as the “Offering.”
     HoldCo will issue the Shares at a purchase price of $10.00 per share (the “Purchase Price”). If the number of Shares is increased or decreased in accordance with the Plan, the term “Shares” shall mean such greater or lesser number, where applicable.
     The shares of Common Stock to be offered in the Subscription Offering will be offered pursuant to nontransferable subscription rights in the following order of priority (subject to limitations set forth in the Plan):
•	eligible members of PMMHC, who are the policyholders under individual policies of insurance issued by PMIC and in force on April 22, 2009 (“Eligible Members”);

•	an employee stock ownership plan to be established as a tax-qualified plan of HoldCo; and

•	directors, officers and employees of the Primary Parties as of the commencement of the Offering.
     HoldCo may offer shares of Common Stock for which subscriptions have not been received in the Subscription Offering in the Community Offering to the following categories of subscribers (listed in order of priority) before offering them to the general public:
•	licensed insurance agencies and/or brokers that have been appointed by or otherwise are under contract with PMIC to market and distribute policies of insurance; and

•	named insureds under policies of insurance issued by PMIC after April 22, 2009; and

•	natural persons and trusts of natural persons residing in Lackawanna or Luzerne Counties, Pennsylvania.
     In the event a Community Offering is held, it may be held at any time during or immediately after the Subscription Offering. Depending on market conditions, shares not subscribed for in the Subscription Offering or in the Community Offering may be offered in the Syndicated Community Offering to selected members of the general public through a syndicate of registered broker-dealers solely managed by the Agent which are members of the Financial Industry Regulatory Authority (“FINRA”).
     It is acknowledged that the number of Shares to be sold in the Offering may be increased or decreased as described in the Prospectus (as hereinafter defined), that the purchase of Shares in the Offering is subject to maximum and minimum purchase limitations as described in the Prospectus, and that HoldCo may reject, in whole or in part, any subscription received in the Community Offering or Syndicated Community Offering.
     HoldCo has filed with the U.S. Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-1 (File No. 333-156936) in order to register the Shares under the Securities Act of 1933, as amended (the “1933 Act”), and the regulations promulgated thereunder (the “1933 Act Regulations”) and has filed such amendments thereto as have been required to the date hereof (the “Registration Statement”). The prospectus, as amended, included in the Registration Statement at the time it initially becomes effective is hereinafter called the “Prospectus,” except that if any prospectus is filed by HoldCo pursuant to Rule 424(b) or (c) of the regulations of the Commission under the 1933 Act differing from the prospectus included in the Registration Statement at the time it initially becomes effective, the term “Prospectus” shall refer to the prospectus filed pursuant to Rule 424(b) or (c) from and after the time said prospectus is filed with the Commission and shall include any supplements and amendments thereto from and after their dates of effectiveness or use, respectively.
     Concurrently with the execution of this Agreement, HoldCo is delivering to the Agent copies of the Prospectus, dated                     , 2009, of HoldCo to be used in the Subscription Offering and Community Offering (if any), and, if necessary, will deliver copies of the

Prospectus and any prospectus supplement for use in a Syndicated Community Offering as defined in the Prospectus.
     2. Appointment of the Agent. Subject to the terms and conditions of this Agreement, the Primary Parties hereby appoint the Agent to consult with and to advise and assist the Primary Parties with respect to the sale of the Shares in the Offering.
     On the basis of the representations and warranties of the Primary Parties contained in, and subject to the terms and conditions of, this Agreement, the Agent accepts such appointment and agrees to consult with and advise the Primary Parties as to the matters set forth in the letter agreement, dated October 23, 2008, between the PMMHC and the Agent (“Letter Agreement”) (a copy of which is attached hereto as Exhibit A). It is acknowledged by the Primary Parties that the Agent shall not be obligated to purchase any Shares and shall not be obligated to take any action which is inconsistent with any applicable law, regulation, decision or order. Except as provided in the last Paragraph of this Section 2 and Section 13, the appointment of the Agent hereunder shall terminate upon consummation of the Offering.
     If selected broker-dealers are used to assist in the sale of Shares in the Syndicated Community Offering, the Primary Parties hereby, subject to the terms and conditions of this Agreement, appoint the Agent to manage such broker-dealers in the Syndicated Community Offering. On the basis of the representations and warranties of the Primary Parties contained in, and subject to the terms and conditions of, this Agreement, the Agent accepts such appointment and agrees to manage the selling group of broker-dealers in the Syndicated Community Offering.
     3. Refund of Purchase Price. In the event that the Offering is not consummated for any reason, including but not limited to the inability to sell a minimum of 4,505,000 Shares during the Offering (including any permitted extension thereof) or such other minimum number of Shares as shall be established consistent with the Plan, this Agreement shall terminate and any persons who have subscribed for any of the Shares shall have refunded to them the full amount that has been received from such person, without interest, as provided in the Prospectus.
     4. Fees. In addition to the expenses specified in Section 9 hereof, as compensation for the Agent’s services under this Agreement, the Agent has received or will receive the following fees from the Primary Parties:
(a)	An advisory and marketing services fee in the amount of $100,000, paid as follows: (i) $50,000 was paid upon execution of the Letter Agreement, and (ii) $50,000 was paid upon the initial filing of the Registration Statement.

(b)	A fee of 1.5% of the dollar amount of the Shares sold in the Subscription Offering and Community Offering less the $100,000 amount previously paid pursuant to Section 4(a) upon the successful completion of the Offering.

(c)	If any of the Shares remain unsubscribed after the Subscription Offering and Community Offering, at the request of the Primary Parties, the Agent will form a group of approved broker-dealer firms (the “Assisting Brokers”) in accordance with Section 2 hereof for purposes of the Syndicated Community Offering. The

Primary Parties, in consultation with the Agent, will determine which FINRA member firms will participate in the Syndicated Community Offering and the extent of their participation. The fees payable by the Primary Parties pursuant to this Section 4(c) will not exceed 5.5% of the aggregate dollar amount of the Shares sold in the Syndicated Community Offering. Of such fee, the Agent will receive 1.5% of the aggregate dollar amount of the Shares sold pursuant to this Section 4(c) as a management fee, and the Primary Parties will pay the remainder to the Assisting Brokers, which may include the Agent, in amounts relating to the number of Shares sold by such Assisting Brokers pursuant to this Section 4(c). All such fees payable under this Section 4(c) shall be in addition to all fees payable under Sections 4(a) and 4(b) and shall be paid at Closing (as defined in Section 5). A form of Assisting Brokers Agreement is attached hereto as Exhibit B.
     In the event that HoldCo resolicits subscribers for Shares in the Subscription and Community Offering and the Agent is required to provide significant additional services in connection with such a resolicitation, the Primary Parties and the Agent shall mutually agree to the dollar amount of additional fees due to the Agent, if any. Until any agreement called for by this paragraph is reached, the Agent shall not accrue expenses relating to any resolicitation in an amount that would cause the total expenses incurred by the Agent to be greater than as set forth in Section 9 hereof without the prior written consent of the Primary Parties, which consent shall not be unreasonably withheld.
     If this Agreement is terminated in accordance with the provisions of Sections 3, 10, or 14, and the sale of Shares is not consummated, the Agent shall not be entitled to receive the fees set forth in Sections 4(b) and(c), but the Agent will be entitled to retain the payment of $100,000 received by it for its advisory, administrative and marketing services, and the Primary Parties will reimburse the Agent for its reasonable expenses pursuant to Section 9. Any amount paid pursuant to Section 4(a) above shall be applied to any fees due upon termination.
     5. Closing. If the minimum number of Shares required to be sold in the Offering on the basis of the most recently updated evaluation of the pro forma market value of PMMHC, on a consolidated basis (the “Appraisal”) are subscribed for at or before the termination of the Offering, and the other conditions to the completion of the Offering are satisfied, HoldCo agrees to issue the Shares at the Closing Time (as hereinafter defined) against payment therefor by the means authorized by the Plan and to deliver certificates evidencing ownership of the Shares in such authorized denominations and registered in such names as may be indicated on the subscription order forms directly to the purchasers thereof as promptly as practicable after the Closing Time. The Closing (the “Closing”) shall be held at the offices of Stevens & Lee in King of Prussia, Pennsylvania, or at such other place as shall be agreed upon among the Primary Parties and the Agent, at 10:00 a.m., prevailing Eastern Time, on the business day selected by HoldCo or PMMHC, which business day shall be no less than two business days following the giving of prior notice by HoldCo or PMMHC to the Agent or at such other time as shall be agreed upon by HoldCo or PMMHC and the Agent. At the Closing, HoldCo shall deliver to the Agent by wire transfer in same-day funds the commissions, fees and expenses owing as set forth in Sections 4 and 9 hereof and the opinions and other documents required hereby shall be executed and delivered to effect the sale of the Shares as contemplated hereby and pursuant to the terms of the Prospectus; provided, however, that all out-of-pocket expenses to which the Agent is entitled under Section 9 hereof shall be due and payable upon receipt by HoldCo of a written accounting therefor setting forth in reasonable detail the expenses incurred by the Agent. The hour and date upon which HoldCo shall release the Shares for delivery in accordance with the terms hereof is referred to herein as the “Closing Time.”
     The Agent shall have no liability to any party for the records or other information provided by the Primary Parties (or their agents) to the Agent for use in allocating the Shares. Subject to the limitations of Section 11 hereof, the Primary Parties shall indemnify and hold harmless the Agent for any liability arising out of the allocation of the Shares in accordance with (i) the Plan generally, and (ii) the records or other information provided to the Agent by the Primary Parties (or their respective agents).
     6. Representations and Warranties of the Primary Parties. The Primary Parties jointly and severally represent and warrant to the Agent that, except as disclosed in the Prospectus:
(a)	Each of the Primary Parties has and, as of the Closing Time, will have all such power, authority, authorizations, approvals and orders as may be required to enter into this Agreement, to carry out the provisions and conditions hereof and to issue and sell the Shares as provided herein and as described in the Prospectus. Subject to the receipt of regulatory approval, the execution, delivery and performance of this Agreement and the Letter Agreement and the consummation of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of each of the Primary Parties. This Agreement has been validly executed and delivered by each of the Primary Parties, and is a valid, legal and binding obligation of each of the Primary Parties, enforceable in accordance with its terms, except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law; and (iii) the extent, if any, that the provisions of Sections 11 or 12 hereof may be unenforceable as against public policy.

(b)	The Registration Statement was declared effective by the Commission on , 2009, and no stop order has been issued with respect thereto and no proceedings therefor have been initiated or, to the knowledge of the Primary Parties, threatened by the Commission. At the time the Registration Statement (including the Prospectus contained therein) became effective, the Registration Statement (including the Prospectus contained therein) complied as to form in all material respects with the 1933 Act and the regulations promulgated thereunder, and the Registration Statement (including the Prospectus contained therein) did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. At the time any Rule 424(b) or (c) Prospectus was filed with the Commission and at the

Closing Time referred to in Section 5, the Registration Statement, including the Prospectus contained therein (including any amendment or supplement thereto), and any state securities law application or any sales information authorized by the Primary Parties for use in connection with the Offering did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the representations and warranties in this Section 6(b) shall not apply to statements or omissions made in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent regarding the Agent or the method of conducting the Offering expressly for use in the Registration Statement or Prospectus or written statements or omissions from any sales information or information filed pursuant to state securities or blue sky laws or regulations.
(c)	At the time of filing the Registration Statement and at the date hereof, HoldCo was not, and is not, an ineligible issuer, as defined in Rule 405. At the time of the filing of the Registration Statement and at the time of the use of any issuer free writing prospectus, as defined in Rule 433(h), HoldCo met the conditions required by Rules 164 and 433 for the use of a free writing prospectus. If required to be filed, HoldCo has filed any issuer free writing prospectus related to the offered Shares at the time it is required to be filed under Rule 433 and, if not required to be filed, will retain such free writing prospectus in HoldCo’s records pursuant to Rule 433(g) and if any issuer free writing prospectus is used after the date hereof in connection with the offering of the Shares, HoldCo will file or retain such free writing prospectus as required by Rule 433.

(d)	As of the Applicable Time (as hereinafter defined), neither (i) the Issuer-Represented General Free Writing Prospectus(es) issued at or prior to the Applicable Time and the Statutory Prospectus, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Issuer-Represented Limited-Use Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Prospectus included in the Registration Statement relating to the offered Shares or any Issuer-Represented Free Writing Prospectus based upon and in conformity with written information furnished to any of the Primary Parties by the Agent specifically for use therein. As used in this Paragraph and elsewhere in this Agreement:
(i)	“Applicable Time” means each and every date when a potential purchaser submitted a subscription or otherwise committed to purchase Shares.

(ii)	“Statutory Prospectus” as of any time, means the Prospectus relating to the offered Shares that is included in the Registration Statement relating to the offered Shares immediately prior to that time, including any document incorporated by reference therein.
(iii)	“Issuer-Represented Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433(h), relating to the offered Shares that is required to be filed with the Commission by HoldCo or required to be filed with the Commission. The term does not include any writing exempted from the definition of prospectus pursuant to clause (g) of Section 2(a)(10) of the 1933 Act, without regard to Rule 172 or Rule 173 under the 1933 Act Regulations.

(iv)	“Issuer-Represented General Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is intended for general distribution to prospective investors.

(v)	“Issuer-Represented Limited-Use Free Writing Prospectus” means any Issuer-Represented Free Writing Prospectus that is not an Issuer-Represented General Free Writing Prospectus. The term Issuer-Represented Limited-Use Free Writing Prospectus also includes any “bona fide electronic road show,” as defined in Rule 433 under the 1933 Act Regulations, that is made available without restriction pursuant to Rule 433(d)(8)(ii) under the 1933 Act Regulations or otherwise, even though not required to be filed with the Commission.
(e)	Each Issuer-Represented Free Writing Prospectus, as of its date of first use and at all subsequent times through the completion of the Offering and sale of the offered Shares or until any earlier date that HoldCo notified or notifies the Agent (as described in the next sentence), did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, including any document incorporated by reference therein that has not been superseded or modified. If at any time following the date of first use of an Issuer-Represented Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer-Represented Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement relating to the offered Shares or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances prevailing at that subsequent time, not misleading, HoldCo has notified or will notify promptly the Agent so that any use of such Issuer-Represented Free-Writing Prospectus may cease until it is amended or supplemented, and HoldCo has promptly amended or will promptly amend or supplement such Issuer-Represented Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission. The foregoing two sentences do not apply to statements in or omissions from any Issuer-Represented Free Writing Prospectus based upon and in conformity with written information furnished to any of the Primary Parties by the Agent specifically for use therein.

(f)	Pursuant to a 1998 Order from the Pennsylvania Insurance Commissioner (the “1998 Order”), PMMHC is required to obtain the approval of the Commissioner prior to effecting a conversion of PMMHC. PMMHC requested a letter from the Commissioner approving the conversion, and such letter has been received. At the date of such approval and at the Closing Time, the Plan will comply in all material respects with the 1998 Order.

(g)	HoldCo will promptly file the Prospectus and any supplemental sales literature with the Commission. The Prospectus and all supplemental sales literature, as of the date the Registration Statement became effective and at the Closing Time referred to in Section 5, will have received all required authorizations for use in final form.

(h)	Except for the 1998 Order, no order has been issued by the Department, the Commission, or any other state or federal regulatory authority, preventing or suspending the use of the Registration Statement, the Prospectus or any supplemental sales literature, and no action by or before any such government entity to revoke any approval, authorization or order of effectiveness related to the Offering is pending or, to the knowledge of the Primary Parties, threatened.

(i)	The Plan has been duly adopted by the Board of Directors of PMMHC. To the knowledge of the Primary Parties, no person has, or at the Closing Time will have, sought to obtain review of the final action of any state or federal regulatory authority with respect to the Plan or the Offering.

(j)	Curtis Financial Group LLC which prepared the valuation of PMMHC in connection with the Offering, has advised the Primary Parties in writing that it is independent with respect to each of the Primary Parties. The Primary Parties believe that Curtis Financial Group LLC is an expert in preparing appraisals of insurance companies.

(k)	KPMG LLP, which certified the financial statements included in the Registration Statement, has advised the Primary Parties that it is an independent registered public accounting firm within the meaning of the Code of Ethics of the American Institute of Certified Public Accountants (the “AICPA”), that it is registered with the Public Company Accounting Oversight Board (“PCAOB”), and that it is, with respect to each of the Primary Parties, an independent certified public accountant within the meaning of, and is not in violation of the auditor independence requirements of the 1933 Act, the 1933 Act Regulations, the regulations of the PCAOB and the Sarbanes Oxley Act of 2002 (the “Sarbanes-Oxley Act”).

(l)	The consolidated financial statements and the notes thereto which are included in the Registration Statement and which are a part of the Prospectus present fairly the financial condition and retained earnings of PMMHC and its subsidiaries as of the dates indicated and the results of operations and cash flows for the periods specified. The financial statements comply in all material respects with the applicable accounting requirements of the 1933 Act Regulations, Regulation S-X of the Commission and accounting principles generally accepted in the United States of America (“GAAP”) applied on a consistent basis during the periods presented except as otherwise noted therein, and present fairly in all material respects the information required to be stated therein. The other financial, statistical and pro forma information and related notes included in the Prospectus present fairly the information shown therein on a basis consistent with the audited and unaudited financial statements included in the Prospectus, and as to the pro forma adjustments, the adjustments made therein have been properly applied on the basis described therein.
(m)	Since the respective dates as of which information is given in the Registration Statement, including the Prospectus, other than disclosed therein: (i) there has not been any material adverse change in the financial condition or in the earnings, capital, properties or business affairs of any of the Primary Parties or of the Primary Parties taken as a whole, whether or not arising in the ordinary course of business (“Material Adverse Effect”); (ii) there has not been any material change in total assets of the Primary Parties, nor have any of the Primary Parties issued any securities or incurred any liability or obligation for borrowings other than in the ordinary course of business; and (iii) there have not been any material transactions entered into by any of the Primary Parties, other than those in the ordinary course of business. The capitalization, liabilities, assets, properties and business of the Primary Parties conform in all material respects to the descriptions thereof contained in the Prospectus, and none of the Primary Parties has any material liabilities of any kind, contingent or otherwise, except as disclosed in Registration Statement or the Prospectus.

(n)	HoldCo is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Pennsylvania, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and will be qualified to transact business and in good standing in each jurisdiction in which the conduct of business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a Material Adverse Effect. As of the Closing Time, HoldCo will be in good standing under the laws of the Commonwealth of Pennsylvania and will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; and all such licenses, permits and governmental authorizations are in full force and effect, and HoldCo will be in compliance therewith in all material respects.

(o)	PMMHC is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Pennsylvania in mutual form, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and will be qualified to transact business and in good standing in each jurisdiction in which the conduct of business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a Material Adverse Effect. As of the Closing Time, PMMHC will be in good standing under the laws of the Commonwealth of Pennsylvania and will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; and all such licenses, permits and governmental authorizations are in full force and effect, and PMMHC will be in compliance therewith in all material respects.
(p)	PMHC is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Pennsylvania, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and will be qualified to transact business and in good standing in each jurisdiction in which the conduct of business requires such qualification unless the failure to qualify in one or more of such jurisdictions would not have a Material Adverse Effect. As of the Closing Time, PMHC will be in good standing under the laws of the Commonwealth of Pennsylvania and will have obtained all licenses, permits and other governmental authorizations required for the conduct of its business, except those that individually or in the aggregate would not have a Material Adverse Effect; and all such licenses, permits and governmental authorizations are in full force and effect, and PMHC will be in compliance therewith in all material respects. All of the issued and outstanding shares of capital stock of PMHC are duly and validly issued and fully paid and nonassessable, and, as of the Closing Time, all capital stock of PMHC will be free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction. PMHC does not own equity securities or any equity interest in any other business enterprise except as otherwise described in the Prospectus.

(q)	PMIC is a duly incorporated and validly existing Pennsylvania insurance company duly authorized to conduct its business as described in the Prospectus; the activities of PMIC as of the date hereof are and as of the Closing Time will be permitted by the rules and regulations of the Department; PMIC has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not have a Material Adverse Effect; all such licenses, permits and other governmental authorizations are and, as of the Closing Time will be, in full force and effect and PMIC is and, as of the Closing Time will be, in good standing under the laws of the Commonwealth of Pennsylvania; all of the issued and outstanding capital stock of PMIC is duly and validly issued and fully paid and nonassessable; and as of the Closing Time, HoldCo will directly own all of such capital stock free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction. PMIC does not own equity securities or any equity interest in any other business enterprise except as otherwise described in the Prospectus.

(r)	American Millers is a duly incorporated and validly existing Pennsylvania insurance company duly authorized to conduct its business as described in the Prospectus; the activities of American Millers as of the date hereof are and as of the Closing Time will be permitted by the rules and regulations of the Department; American Millers has obtained all licenses, permits and other governmental authorizations currently required for the conduct of its business except those that individually or in the aggregate would not have a Material Adverse Effect; all such licenses, permits and other governmental authorizations are and, as of the Closing Time will be, in full force and effect and American Millers is and, as of the Closing Time will be, in good standing under the laws of the Commonwealth of Pennsylvania; all of the issued and outstanding capital stock of American Millers is duly and validly issued and fully paid and nonassessable; and as of the Closing Time, PMIC will directly own all of such capital stock free and clear of any mortgage, pledge, lien, encumbrance, claim or restriction. American Millers does not own equity securities or any equity interest in any other business enterprise except as otherwise described in the Prospectus.
(s)	Upon consummation of the Offering, the authorized, issued and outstanding equity capital of HoldCo will be within the range set forth in the Prospectus under the caption “Capitalization” (except for subsequent issuances, if any, pursuant to reservations, agreements or employee benefit plans referred to in the Prospectus); and the shares of Common Stock to be subscribed for in the Offering have been duly and validly authorized for issuance and, when issued and delivered by HoldCo pursuant to the Plan against payment of the consideration calculated as set forth in the Plan and the Prospectus, will be duly and validly issued and fully paid and nonassessable; the issuance of the Shares are not subject to preemptive rights, except for the Subscription Rights granted pursuant to the Plan; and the terms and provisions of the shares of Common Stock will conform in all material respects to the description thereof contained in the Prospectus. Upon issuance of the Shares, good title to the Shares will be transferred from HoldCo to the purchasers of Shares against payment therefor in the Offering as set forth in the Plan and the Prospectus.

(t)	Upon consummation of the Conversion, the authorized capital stock of PMMHC will be 10,000,000 shares of common stock, par value $0.01 per share (the “PMMHC Common Stock”), and no shares of PMMHC Common Stock have been or will be issued prior to the Closing Time. The shares of PMMHC Common Stock to be issued to HoldCo will have been duly authorized for issuance and, when issued and delivered by PMMHC, will be duly and validly issued and fully paid and nonassessable, and all such PMMHC Common Stock will be owned beneficially and of record by HoldCo and free and clear of any security interest, mortgage, pledge, lien, encumbrance or legal or equitable claim; the certificates representing the shares of PMMHC Common Stock will conform with the requirements of applicable laws and regulations.

(u)	None of the Primary Parties is and, as of the Closing Time, none of the Primary Parties will be, in violation of their respective articles of incorporation or their respective bylaws, or in material default in the performance or observance of any obligation, agreement, covenant, or condition contained in any contract, lease, loan agreement, indenture or other instrument to which they are a party or by which they, or any of their respective property, may be bound which would result in a Material Adverse Effect. The consummation of the transactions herein contemplated will not (i) conflict with or constitute a breach of, or default under, the articles of incorporation or bylaws of any of the Primary Parties, or materially conflict with or constitute a material breach of, or default under, any material contract, lease or other instrument to which any of the Primary Parties is a party or bound, or any applicable law, rule, regulation or order that is material to the financial condition of the Primary Parties, on a consolidated basis; (ii) violate any authorization, approval, judgment, decree, order, statute, rule or regulation applicable to the Primary Parties except for such violations which would not have a Material Adverse Effect; or (iii) result in the creation of any material lien, charge or encumbrance upon any property of the Primary Parties.
(v)	No default exists, and no event has occurred which with notice or lapse of time, or both, would constitute a material default on the part of any of the Primary Parties, in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, note, bank loan or credit agreement or any other material instrument or agreement to which any of the Primary Parties is a party or by which any of them or any of their property is bound or affected in any respect which, in any such case, is material to the Primary Parties individually or considered as one enterprise, and such agreements are in full force and effect; and no other party to any such agreements has instituted or, to the knowledge of the Primary Parties, threatened any action or proceeding wherein any of the Primary Parties is alleged to be in default thereunder under circumstances where such action or proceeding, if determined adversely to any of the Primary Parties, would have a Material Adverse Effect.

(w)	The Primary Parties have good and marketable title to all assets which are material to the businesses of the Primary Parties and to those assets described in the Prospectus as owned by them, free and clear of all material liens, charges, encumbrances, restrictions or other claims, except such as are described in the Prospectus or which do not have a Material Adverse Effect and all of the leases and subleases which are material to the businesses of the Primary Parties, as described in the Registration Statement or Prospectus, are in full force and effect.

(x)	The Primary Parties are not in material violation of any directive from the Department, the Commission, or any other agency to make any material change in the method of conducting their respective businesses; the Primary Parties have conducted and are conducting their respective businesses so as to comply in all respects with all applicable statutes and regulations (including, without limitation, regulations, decisions, directives and orders of the Department and the Commission), except where the failure to so comply would not reasonably be expected to result in any Material Adverse Effect, and there is no charge, investigation, action, suit or proceeding before or by any court, regulatory authority or governmental agency or body pending or, to the knowledge of any of the Primary Parties, threatened, which would reasonably be expected to materially and adversely affect the Offering, the performance of this Agreement, or the consummation of the transactions contemplated in the Plan as described in the

Registration Statement, or which would reasonably be expected to result in a Material Adverse Effect.
(y)	The Primary Parties have received an opinion of their special counsel, Stevens & Lee, with respect to the federal income tax consequences of the Offering, as described in the Registration Statement and the Prospectus, and the facts and representations upon which such opinions are based are truthful, accurate and complete, and none of the Primary Parties will take any action inconsistent therewith. All material aspects of the aforesaid opinion are accurately summarized in the Prospectus.

(z)	The Primary Parties have timely filed all required federal and state tax returns, have paid all taxes that have become due and payable in respect of such returns, except where permitted to be extended, have made adequate reserves for similar future tax liabilities, and no deficiency has been asserted with respect thereto by any taxing authority.

(aa)	No approval, authorization, consent or other order of any regulatory or supervisory or other public authority is required for the execution and delivery by the Primary Parties of this Agreement and the issuance of the Shares, except (i) for the approval of the Pennsylvania Insurance Commissioner (which will have been received as of the Closing Time), (ii) the non-objection of FINRA, and (iii) any necessary qualification, notification, or registration or exemption under the securities or blue sky laws of the various states in which the Shares are to be offered for sale.

(bb)	None of the Primary Parties has: (i) issued any securities within the last 18 months (except for notes to evidence bank loans or other liabilities in the ordinary course of business or as described in the Prospectus); (ii) had any dealings with respect to sales of securities within the 18 months prior to the date hereof with any member of FINRA, or any person related to or associated with such member, other than discussions and meetings relating to the Offering and purchases and sales of U.S. government and agency and other securities in the ordinary course of business; (iii) entered into a financial or management consulting agreement except for the Letter Agreement and as contemplated hereunder; or (iv) engaged any intermediary between the Agent and the Primary Parties in connection with the Offering, and no person is being compensated in any manner for such services.

(cc)	Neither the Primary Parties nor, to the knowledge of the Primary Parties, any employee of the Primary Parties, has made any payment of funds of the Primary Parties as a loan to any person for the purchase of Shares, except for HoldCo’s loan to its employee stock ownership plan (“ESOP”), the proceeds of which will be used by the ESOP to purchase Shares, or has made any other payment of funds prohibited by law, and no funds have been set aside to be used for any payment prohibited by law.

(dd)	PMMHC and its subsidiaries comply in all material respects with any applicable financial record keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the regulations and rules thereunder.

(ee)	The membership records of PMMHC, including, without limitation, as to Eligible Members, are accurate and complete in all material respects.

(ff)	The Primary Parties comply in all material respects with all laws, rules and regulations relating to environmental protection, and none of them has been notified or is otherwise aware that any of them is potentially liable, or is considered potentially liable, under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any other federal, state or local environmental laws and regulations; no action, suit, regulatory investigation or other proceeding is pending, or to the knowledge of the Primary Parties, threatened against the Primary Parties relating to environmental protection, nor do the Primary Parties have any reason to believe any such proceedings may be brought against any of them; and no disposal, release or discharge of hazardous or toxic substances, pollutants or contaminants, including petroleum and gas products, as any of such terms may be defined under federal, state or local law, has occurred on, in, at or about any facilities or properties owned or leased by any of the Primary Parties.

(gg)	Each of the Primary Parties has fulfilled, in all material respects, its obligations, if any, under the minimum funding standards of Section 302 of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations promulgated thereunder with respect to any “plan” (as defined in Section 3(3) of ERISA and the regulations thereunder), which is maintained by any of the Primary Parties for their employees, and any such plan is in compliance in all material respects with the presently applicable provisions of ERISA and the regulations thereunder. None of the Primary Parties has incurred any unpaid liability under Title IV of ERISA to the Pension Benefit Guaranty Corporation (other than for the payment of premiums in the ordinary course) or to any such plan.

(hh)	HoldCo has applied for approval, subject to completion of the Offering, to have the Shares listed on the NASDAQ Global Market effective as of the Closing Time.

(ii)	Except as disclosed in the Prospectus, all material reinsurance treaties or agreements to which PMIC is a party or is a named reinsured are in full force and effect. Neither PMIC, nor, to the knowledge of the Primary Parties, any other party thereto, is in default under any such agreement, and no party may terminate any such agreement by reason of the transactions contemplated by the Plan.

(jj)	HoldCo has filed a registration statement on Form 8-A to register the Common Stock under Section 12(g) of the Securities Exchange Act of 1934, as amended

(the “Exchange Act”), and pursuant to Form 8-A such registration statement shall be effective concurrent with the effectiveness of the Registration Statement.

(kk)	There is no contract or other document of a character required to be described in the Registration Statement or the Prospectus or to be filed as an exhibit to the Registration Statement which is not described or filed as required.

(ll)	The Primary Parties maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to cash and other liquid assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded ledger assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(mm)	Except as described in the Prospectus, (i) there are no contractual encumbrances or contractual restrictions or regulatory restrictions on the ability of the Primary Parties to pay dividends or make any other distributions on its capital stock, and (ii) there are no contractual encumbrances or contractual restrictions on the ability of the Primary Parties (A) to pay any indebtedness owed to the Primary Parties or (B) to make any loans or advances to, or investments in, the Primary Parties, or (C) to transfer any of its property or assets to the Primary Parties.

(nn)	None of the Primary Parties are required to be registered as an investment company under the Investment Company Act of 1940.

(oo)	The Primary Parties have taken all actions necessary to obtain at the Closing Time a blue sky memorandum from Stevens & Lee.
     Any certificates signed by an officer of any of the Primary Parties and delivered to the Agent or its counsel that refer to this Agreement shall be deemed to be a representation and warranty by the Primary Parties to the Agent as to the matters covered thereby with the same effect as if such representation and warranty were set forth herein.
     7. Representations and Warranties of the Agent. The Agent represents and warrants to the Primary Parties that:
(a)	The Agent is a limited liability company and is validly existing in good standing under the laws of the Commonwealth of Pennsylvania, with full power and authority to provide the services to be furnished to the Primary Parties hereunder.

(b)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Agent, and this Agreement and the Letter Agreement are the legal, valid and binding agreement of the Agent, enforceable in accordance with their terms except as the legality, validity, binding nature and enforceability thereof may be limited by (i) bankruptcy, insolvency, moratorium, conservatorship, receivership or other similar laws relating to or affecting the enforcement of creditors’ rights generally; (ii) general equity principles regardless of whether such enforceability is considered in a proceeding in equity or at law; and (iii) the extent, if any, that the provisions of Sections 11 or 12 hereof may be unenforceable as against public policy.
(c)	Each of the Agent and its employees, agents and representatives who shall perform any of the services hereunder has, and until the Offering is completed or terminated shall maintain, all licenses, approvals and permits necessary to perform such services.

(d)	No action, suit, charge or proceeding before the Commission, FINRA, any state securities commission or any court is pending, or to the knowledge of Agent threatened, against the Agent which, if determined adversely to Agent, would have a material adverse effect upon the ability of the Agent to perform its obligations under this Agreement.

(e)	The Agent is registered as a broker/dealer pursuant to Section 15(b) of the 1934 Act, as amended (the “1934 Act”) and is a member of FINRA.

(f)	Any funds received in the Offering by the Agent will be handled by the Agent in accordance with Rule 15c2-4 under the 1934 Act to the extent applicable.
     8. Covenants of the Primary Parties. The Primary Parties hereby jointly and severally covenant with the Agent as follows:
(a)	HoldCo will not, at any time after the date the Registration Statement is declared effective, file any amendment or supplement to the Registration Statement without providing the Agent and its counsel an opportunity to review such amendment or supplement or, except as may be required by law, file any amendment or supplement to which amendment or supplement the Agent or its counsel shall reasonably object. HoldCo will furnish promptly to the Agent and its counsel copies of all correspondence from the Commission with respect to the Registration Statement and HoldCo’s responses thereto.

(b)	HoldCo represents and agrees that, unless it obtains the prior consent of the Agent, and the Agent represents and agrees that, unless it obtains the prior consent of HoldCo, it has not made and will not make any offer relating to the offered Shares that would constitute an “issuer free writing prospectus,” as defined in Rule 433, or that would constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by HoldCo and the Agent is hereinafter referred to as a “Permitted Free Writing Prospectus.” HoldCo represents that it has treated or agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rule 433 applicable to any Permitted Free

Writing Prospectus, including timely Commission filing where required, legending and record keeping. HoldCo need not treat any communication as a free writing prospectus if it is exempt from the definition of prospectus pursuant to Clause (a) of Section 2(a)(10) of the 1933 Act without regard to Rule 172 or 173.
(c)	The Primary Parties will use commercially reasonable efforts to cause any post-effective amendment to the Registration Statement to be declared effective by the Commission and will immediately upon receipt of any information concerning the events listed below notify the Agent (i) when the Registration Statement, as amended, has become effective; (ii) of any request by the Commission or any other governmental entity for any amendment or supplement to the Registration Statement, or of any request for additional information; (iii) of the issuance by the Commission or any other governmental agency of any order or other action suspending the Offering or the use of the Registration Statement or the Prospectus or any other filing of the Primary Parties under the 1933 Act, the 1933 Act Regulations, the 1934 Act, the 1934 Act Regulations or other applicable law, or the threat of any such action; or (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or of the initiation or threat of initiation or threat of any proceedings for that purpose.

(d)	The Primary Parties will comply in all material respects with any and all terms, conditions, requirements and provisions with respect to the Offering and the transactions contemplated thereby imposed by the Commission, by applicable state law and regulations, and by the 1933 Act, the 1933 Act Regulations, the 1934 Act, and the rules and regulations of the Commission promulgated under the 1934 Act (the “1934 Act Regulations”), FINRA, and the NASDAQ Global Market, to be complied with prior to or subsequent to the Closing Time; and when the Prospectus is required to be delivered, the Primary Parties will comply in all material respects, at their own expense, with all material requirements imposed upon them by the Commission, by applicable state law and regulations and by the 1933 Act, the 1933 Act Regulations, the 1934 Act, and the 1934 Act Regulations, in each case as from time to time in force, so far as necessary to permit the continuance of sales or dealing in shares of Common Stock during such period in accordance with the provisions hereof and the Prospectus. If the updated valuation of the Company prepared by Curtis Financial Group, LLC following the Offering is not within the valuation range set forth in the Prospectus at the time of effectiveness and HoldCo decides to resolicit subscriptions, HoldCo will promptly prepare and file with the Commission a post-effective amendment to the Registration Statement relating to the results of the updated valuation prior to any resolicitation of subscriptions.

(e)	Each of the Primary Parties will inform the Agent of any event or circumstances of which it is or becomes aware as a result of which the Registration Statement and/or Prospectus, as then supplemented or amended, would include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading. If it is necessary, in the reasonable opinion of counsel for the Primary Parties, to amend or supplement the Registration Statement or the Prospectus in order to correct such untrue statement of a material fact or to make the statements therein not misleading in light of the circumstances existing at the time of their use, the Primary Parties will, at their expense, prepare and file with the Commission, as necessary under applicable federal and state rules and regulations, and furnish to the Agent, a reasonable number of copies of an amendment or amendments of, or a supplement or supplements to, the Registration Statement and the Prospectus (in form and substance reasonably satisfactory to counsel for the Agent after a reasonable time for review) which will amend or supplement the Registration Statement and/or the Prospectus so that as amended or supplemented it will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances existing at the time, not misleading. For the purpose of this subsection, each of the Primary Parties will furnish such information with respect to itself as the Agent may from time to time reasonably request.
(f)	Pursuant to the terms of the Plan, HoldCo will endeavor in good faith, in cooperation with the Agent, to register or to qualify the Shares for offer and sale or to exempt such Shares from registration and to exempt HoldCo and its officers, directors and employees from registration as broker-dealers, under the applicable securities laws of the jurisdictions in which the Offering will be conducted; provided, however, that HoldCo shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation to do business in any jurisdiction in which it is not so qualified. In each jurisdiction where any of the Shares shall have been registered or qualified as above provided, HoldCo will make and file such statements and reports as are or may be required by the laws of such jurisdiction as a result of, or in connection with, such registration or qualification.

(g)	HoldCo will not sell or issue, contract to sell or otherwise dispose of, for a period of 180 days after the date hereof, without the Agent’s prior written consent, which consent shall not be unreasonably withheld, any shares of Common Stock other than in connection with any plan or arrangement described in the Prospectus.

(h)	For the period of three years from the date of this Agreement, HoldCo will furnish to the Agent upon request (i) a copy of each report of HoldCo furnished to or filed with the Commission under the 1934 Act or any national securities exchange or system or the NASDAQ Global Market on which any class of securities of HoldCo is listed or quoted, (ii) a copy of each report of HoldCo mailed to holders of Common Stock or non-confidential report filed with the Commission, the Department, or any other supervisory or regulatory authority or any national securities exchange or system or the NASDAQ Global Market on which any class of the securities of HoldCo is listed or quoted, (iii) each press release and material news item and article released by the Primary Parties, and (iv) from time-to-time, such other publicly available information concerning the Primary Parties as the Agent may reasonably request; provided that, any information or documents available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System shall be considered furnished for purposes of this Section 8(h).
(i)	The Primary Parties will use the net proceeds from the sale of the Common Stock in the manner set forth in the Prospectus under the caption “USE OF PROCEEDS.”

(j)	HoldCo will distribute the Prospectus or other offering materials in connection with the offering and sale of the Common Stock only in accordance with the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations, and the laws of any state in which the shares are qualified for sale.

(k)	Prior to the Closing Time, HoldCo shall register its Common Stock under Section 12(b) of the 1934 Act, as amended, and will request that such registration statement be effective as of the Closing Time. HoldCo will use commercially reasonable efforts to list, subject to notice of issuance, the Shares on the NASDAQ Global Market.

(l)	For so long as the Common Stock is registered under the 1934 Act, HoldCo will furnish to its stockholders after the end of each fiscal year, in the time periods prescribed by applicable law and regulations, such reports and other information as are required to be furnished to its stockholders under the 1934 Act (including consolidated financial statements of PMMHC and its subsidiaries, certified by independent public accountants).

(m)	HoldCo will report the use of proceeds of the Offering in accordance with Rule 463 under the 1933 Act.

(n)	The Primary Parties will maintain appropriate arrangements for depositing all funds received from persons mailing subscriptions for or orders to purchase Shares on a non-interest bearing basis as described in the Prospectus until the Closing Time and satisfaction of all conditions precedent to the release of HoldCo’s obligation to refund payments received from persons subscribing for or ordering Shares in the Offering, in accordance with the Plan as described in the Prospectus, or until refunds of such funds have been made to the persons entitled thereto or withdrawal authorizations canceled in accordance with the Plan and as described in the Prospectus. The Primary Parties will maintain, together with the Agent, such records of all funds received to permit the funds of each subscriber to be separately insured by the FDIC (to the maximum extent allowable) and to enable the Primary Parties to make the appropriate refunds of such funds in the event that such refunds are required to be made in accordance with the Plan and as described in the Prospectus.

(o)	The Primary Parties will take such actions and furnish such information as are reasonably requested by the Agent in order for the Agent to ensure compliance with Rule 2790 of FINRA.

(p)	The Primary Parties will conduct their businesses in compliance in all material respects with all applicable federal and state laws, rules, regulations, decisions, directives and orders including, all decisions, directives and orders of the Commission and the Department.

(q)	The Primary Parties shall comply with any and all terms, conditions, requirements and provisions with respect to the Plan and the transactions contemplated thereby imposed by the Commission, the 1933 Act, the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations to be complied with subsequent to the Closing Time. HoldCo will comply with all provisions of all undertakings contained in the Registration Statement.

(r)	The Primary Parties will not amend the Plan without notifying the Agent prior thereto.

(s)	HoldCo shall provide the Agent with any information necessary to assist with the allocation of the Shares in the Offering in the event of an oversubscription, and such information shall be accurate and reliable in all material respects.

(t)	HoldCo will not deliver the Shares until the Primary Parties have satisfied or caused to be satisfied each condition set forth in Section 10 hereof, unless such condition is waived in writing by the Agent.

(u)	Immediately upon completion of the sale by HoldCo of the Shares contemplated by the Plan and the Prospectus, all of the issued and outstanding shares of capital stock of PMMHC shall be owned by HoldCo.

(v)	Prior to the Closing Time, the Plan shall have been approved by the eligible voting members of PMMHC in accordance with the provisions of PMMHC’s articles and bylaws.

(w)	On or before the Closing Time, the Primary Parties will have completed all conditions precedent to the Offering specified in the Plan and the offer and sale of the Shares will have been conducted in all material respects in accordance with the Plan and with all other applicable laws, regulations, decisions and orders, including all terms, conditions, requirements and provisions precedent to the Offering imposed upon any of the Primary Parties by the Department, the Commission or any other regulatory authority and in the manner described in the Prospectus.

(x)	HoldCo shall notify the Agent when funds shall have been received for the minimum number of Shares.
     9. Payment of Expenses. The Primary Parties will pay for all expenses incident to the performance of this Agreement, including without limitation: (a) the preparation, printing, filing, delivery and shipment of the Registration Statement, including the Prospectus, and all amendments and supplements thereto, and all filing fees related thereto; (b) all filing fees and expenses in connection with the qualification or registration of the Shares for offer and sale by

HoldCo under the securities or “blue sky” laws, including without limitation filing fees, reasonable legal fees and disbursements of counsel in connection therewith, and in connection with the preparation of a blue sky law survey; (c) the filing fees of FINRA related to the Agent’s fairness filing under Rule 2710 (or any successor rule of FINRA); (e) fees and expenses related to the preparation of the Appraisal; (f) fees and expenses related to auditing and accounting services; (g) all expenses relating to advertising, postage, temporary personnel, investor meetings and the operation of the stock information center; (h) transfer agent fees and costs of preparation and distribution of stock certificates; and (i) fees and expenses of the Primary Parties relating to presentations or meetings undertaken in connection with the marketing of the Syndicated Community Offering and sale of the Shares in the Syndicated Community Offering to prospective investors and the Agent’s sales forces, including expenses associated with travel, lodging, and other expenses incurred by the officers of the Primary Parties; provided, however, that the Agent shall pay the fees and expenses of the Agent and any of its affiliates relating to presentations or meetings undertaken in connection with the marketing and sale of the Shares to prospective investors and the Agent’s sales forces, including expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations, travel, lodging and other expenses incurred by the officers of the Agent and any such consultants. In the event that the Agent incurs any expenses on behalf of the Primary Parties, the Primary Parties will pay or reimburse the Agent for such expenses regardless of whether the Offering are successfully completed, and such reimbursements will not be included in the expense limitations set forth above. The Primary Parties also agree to reimburse the Agent for reasonable out-of-pocket expenses, including legal fees and expenses, in an amount up to $150,000 incurred by the Agent in connection with the services hereunder. In the Subscription and Community Offering, the Agent will not incur actual accountable reimbursable out-of-pocket expenses in excess of $5,000 without the consent of PMMHC or HoldCo. The Primary Parties and the Agent acknowledge, however, that expense caps may be increased by the mutual consent of PMMHC or HoldCo and the Agent, including in the event of a material delay in the Offering requiring more than two updates of the financial information contained in the Registration Statement, as amended or supplemented, to reflect a period later than that set forth in the original filing of the Registration Statement on January 26, 2009. Not later than two days prior to the Closing Time, the Agent will provide the Primary Parties with a detailed accounting of all reimbursable expenses to be paid at the Closing.
     10. Conditions to the Agent’s Obligations. The obligations of the Agent hereunder and the occurrence of the Closing are subject to the condition that all representations and warranties and other statements of the Primary Parties herein contained are, at and as of the commencement of the Offering and at and as of the Closing Time, true and correct in all material respects, the Primary Parties shall have performed all of their obligations hereunder to be performed on or before such dates, and to the following further conditions:
(a)	The Registration Statement shall have been declared effective by the Commission, and no stop order or other action suspending the effectiveness of the Registration Statement shall have been issued under the 1933 Act or proceedings therefor initiated or, to any of the Primary Parties’ knowledge, threatened by the Commission or any state authority and no order or other action suspending the authorization for use of the Prospectus or the consummation of the Reorganization shall have been issued or proceedings therefor initiated or, to any of the Primary Parties’ knowledge, threatened by the Department, the Commission, or any other governmental body.
(b)	At the Closing Time, the Agent shall have received:
          (1) The opinion, dated as of the Closing Time, of Morgan, Lewis & Bockius LLP, as special counsel to the independent directors of PMMHC, in form and substance satisfactory to counsel for the Agent, to the effect that:
(i)	HoldCo is a corporation duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus, and will be duly qualified to transact business and will be in good standing in each jurisdiction in which the conduct of its business requires such qualification and in which the failure to qualify would have a Material Adverse Effect.

(ii)	PMMHC is a duly incorporated and validly subsisting Pennsylvania mutual holding company with corporate power and authority to conduct its business as described in the Prospectus and to enter into this Agreement and perform its obligations hereunder, and is duly qualified to transact business and in good standing in each jurisdiction in which the conduct of its business requires such qualification and in which the failure to qualify would have a Material Adverse Effect (as defined in Section 6(m)).

(iii)	PMHC is a duly incorporated and validly subsisting corporation under the laws of the Commonwealth of Pennsylvania, with corporate power and authority to own its properties and to conduct its business as described in the Prospectus and to enter into this Agreement and perform its obligations hereunder, and is duly qualified to transact business and in good standing in each jurisdiction in which the conduct of its business requires such qualification and in which the failure to qualify would have a Material Adverse Effect.

(iv)	PMIC is a property and casualty insurance company duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania with corporate power and authority to own its properties and to conduct its business as described in the Prospectus and to enter into this Agreement and perform its obligations hereunder, and is duly qualified to transact business and in good standing in each jurisdiction in which the conduct of its business requires such qualification and in which the failure to qualify would have a Material Adverse Effect. PMIC has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry on an insurance business pursuant to and to the extent of the certificates of authority issued under the laws of the Commonwealth of Pennsylvania and each other jurisdiction in which it is licensed to carry on an insurance business.

(v)	American Millers is a property and casualty insurance company duly incorporated and validly subsisting under the laws of the Commonwealth of Pennsylvania with corporate power and authority to own its properties and to conduct its business as described in the Prospectus and to enter into this Agreement and perform its obligations hereunder, and is duly qualified to transact business and in good standing in each jurisdiction in which the conduct of its business requires such qualification and in which the failure to qualify would have a Material Adverse Effect. American Millers has the requisite corporate power and authority to carry on an insurance business pursuant to and to the extent of the certificates of authority issued under the laws of the Commonwealth of Pennsylvania and each other jurisdiction in which it is licensed to carry on an insurance business.

(vi)	The authorized capital stock of HoldCo consists of 10,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, having such par value, if any, as the board of directors shall fix and determine; HoldCo has no shares of capital stock issued and outstanding. Immediately upon consummation of the Offering, (a) the issued and outstanding capital stock of HoldCo will be within the range set forth in the Prospectus under the caption “Capitalization”; (b) the shares of Common Stock of HoldCo to be subscribed for in the Offering will have been duly and validly authorized for issuance, and when issued and delivered by HoldCo pursuant to the Plan against payment of the consideration calculated as set forth in the Plan, will be fully paid and nonassessable; and (c) the issuance of the shares of Common Stock of HoldCo will not be subject to preemptive rights under the articles of incorporation or bylaws of HoldCo, or arising or outstanding by operation of law or, to the knowledge of such counsel, under any contract, indenture, agreement, instrument or other document, except for the subscription rights under the Plan and restrictions arising under the 1998 Order.

(vii)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Primary Parties; and this Agreement constitutes a valid, legal and binding obligation of each of the Primary Parties, enforceable in accordance with its terms, except to the extent that the provisions of Sections 11 and 12 hereof may be unenforceable as against public policy, and except to the extent that such enforceability may be limited by bankruptcy laws, insolvency laws, or other laws affecting the enforcement of creditors’ rights generally.

(viii)	The Plan has been duly adopted by the Board of Directors of PMMHC in the manner required by PMMHC’s articles of incorporation and bylaws.

(ix)	Upon consummation of the Offering, to the knowledge of such counsel, (a) the Offering was made in all material respects in accordance with the

Plan, (b) all terms, conditions, requirements and provisions with respect to the Conversion and Offering imposed by the Commission, the Department, or any other Pennsylvania governmental agency, if any, were complied with by the Primary Parties in all material respects or appropriate waivers were obtained, and (c) all notice and waiting periods were satisfied or waived; provided, however, that no opinion need be expressed concerning the state securities or blue sky laws or foreign securities laws of various jurisdictions in which the Shares will be offered.
(x)	The Registration Statement has become effective under the 1933 Act and, to such counsel’s knowledge after making inquiry of the Commission, and based upon representations made by staff of the Commission, no stop order suspending the effectiveness of the Registration Statement has been issued, and, to such counsel’s knowledge, no proceedings for that purpose have been instituted or threatened.

(xi)	The description of the shares of Common Stock of HoldCo contained in the Registration Statement and the Prospectus, insofar as such statements purport to summarize certain provisions of the articles of incorporation and bylaws of HoldCo, provide a fair summary thereof, and the forms of certificates proposed to be used to evidence the shares of Common Stock of HoldCo comply in all material respects with all applicable laws and regulations, including, without limitation, as to form.

(xii)	At the time that the Registration Statement became effective, the Registration Statement, including the Prospectus contained therein, as amended or supplemented (other than the financial statements, notes to financial statements, financial tables or other financial and statistical data included therein and the appraisal valuation and the business plan as to which counsel need express no opinion), complied as to form in all material respects with the requirements of the 1933 Act and the 1933 Act Regulations.

(xiii)	To such counsel’s knowledge, there are no legal or governmental proceedings pending or threatened (i) asserting the invalidity of this Agreement or (ii) seeking to prevent the offer, sale or issuance of the Shares.

(xiv)	The information in the Prospectus under the captions “BUSINESS — “ Regulation,” “RESTRICTIONS ON ACQUISITION OF THE HOLDING COMPANY,” and “DESCRIPTION OF CAPITAL STOCK,” to the extent that it constitutes summaries of legal matters, documents or proceedings, or legal conclusions, fairly presents in all material respects the information required to be presented in Form S-1.

(xv)	None of the Primary Parties are required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(xvi)	To such counsel’s knowledge, none of the Primary Parties is in violation of its articles of incorporation or its bylaws as in effect at the Closing Time or, to such counsel’s knowledge, any material obligation, agreement, covenant or condition contained in any material contract, indenture, mortgage, loan agreement, note, lease or other instrument filed as an exhibit to, or incorporated by reference in, the Registration Statement, which violation would have a material adverse effect on the financial condition of the Primary Parties considered as one enterprise, or on the earnings, capital, properties or business affairs of the Primary Parties considered as one enterprise. In addition, to such counsel’s knowledge, the execution and delivery of and performance under this Agreement by the Primary Parties, the incurrence of the obligations set forth herein and the consummation of the transactions contemplated herein will not result in any material violation of the provisions of the articles of incorporation or the bylaws (or other constituent documents) of any of the Primary Parties or any material violation of any applicable law, act, regulation, or to such counsel’s knowledge, order or court order, writ, injunction or decree.
     In rendering such opinion, such counsel may rely as to matters of fact, without independent investigation, on certificates of responsible officers of the Primary Parties (to the extent relevant) and public officials, provided copies of any such certificates are delivered to Agent together with the opinion to be rendered hereunder. Such opinion may be limited to the laws of the Commonwealth of Pennsylvania and the federal securities laws of the United States of America, and such opinion will not be deemed to be rendering any opinion or any other statements regarding the regulatory laws of any other state.
               (2) A letter of Morgan, Lewis & Bockius LLP addressed to the Agent to the effect that during the preparation of the Registration Statement and the Prospectus, representatives of Morgan, Lewis & Bockius LLP participated in conferences with certain officers of and other representatives of the Primary Parties, counsel to the Agent, representatives of the independent public accounting firm for the Primary Parties and representatives of the Agent at which the contents of the Registration Statement and the Prospectus and related matters were discussed, and although (without limiting the opinions provided pursuant to Section 10(b)(1)) Morgan, Lewis & Bockius LLP has not independently verified the accuracy, completeness or fairness of the statements contained in the Registration Statement and Prospectus, on the basis of the information obtained in the course of engagement as special counsel, nothing has come to the attention of the representatives of Morgan, Lewis & Bockius LLP providing services to the Company that caused them to believe that (i) the Registration Statement at the time it was ordered effective by the Commission, (ii) the General Disclosure Package as of the Closing Time, or (iii) the Prospectus, as of its date and as of the Closing Time, contained or contains any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (it being understood that counsel need not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement, the General Disclosure Package and the Prospectus, and counsel need not express any belief with respect to the financial statements, schedules and other financial and statistical data included, statistical or appraisal methodology employed, or information concerning internal controls over financial reporting contained in, the Registration Statement, Prospectus or General Disclosure Package).
          (3) The favorable opinion, dated as of the Closing Time, of counsel for the Agent, with respect to such matters as the Agent may reasonably require; such opinion may rely, as to matters of fact, upon certificates of officers and directors of the Primary Parties delivered pursuant hereto or as such counsel may reasonably request and upon the opinion of counsel to the Primary Parties or other counsel acceptable to the Agent.
          (4) A blue sky memorandum from Stevens & Lee addressed to the Primary Parties and the Agent relating to the Offering, including the Agent’s participation therein. The Blue Sky Memorandum will address the necessity of obtaining or confirming exemptions, qualifications or the registration of the Common Stock under applicable state securities law.
(c)	Concurrently with the execution of this Agreement, the Agent shall receive a letter from KPMG LLP, dated the date hereof and addressed to the Agent, in the form set forth in Exhibit C hereto.

(d)	At the Closing Time, the Agent shall receive a letter from KPMG LLP dated the Closing Time, addressed to the Agent, confirming the statements made by its letter delivered by it pursuant to subsection (c) above, the “specified date” referred to in clause (iii)(C) and (D) thereof to be a date specified in such letter, which shall not be more than three business days prior to the Closing Time.

(e)	At the Closing Time, the Shares shall have been approved for listing on the NASDAQ Global Market.

(f)	At the Closing Time, counsel to the Agent shall have been furnished with such documents and opinions as counsel for the Agent may reasonably require for the purpose of enabling them to advise the Agent with respect to the issuance and sale of the Shares as herein contemplated and related proceedings, or in order to evidence the accuracy of any of the representations and warranties, or the fulfillment of any of the conditions herein contained.

(g)	At the Closing Time, the Agent shall receive a certificate of the Chief Executive Officer and Chief Financial Officer of each of the Primary Parties, dated as of the Closing Time, without personal liability to the effect that: (i) they have examined the Prospectus and at the time the Prospectus became authorized for final use, the Prospectus did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; (ii) there has not been, since the respective dates as of which information is given in the Prospectus, any Material Adverse Effect (as defined in Section 6(m)), whether or not arising in the ordinary course of business other than as disclosed in the Prospectus; (iii) the representations and warranties contained in Section 6 of this Agreement are true and correct with the same force and effect as though made at and as of the Closing Time; (iv) each of the Primary Parties has complied in all material respects with all material agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Time including the conditions contained in this Section 10; (v) no stop order has been issued or, to their knowledge, is threatened, by the Commission or any other governmental body; and (vi) no order suspending the Offering, or the effectiveness of the Registration Statement has been issued and, to their knowledge, no proceedings for any such purpose have been initiated or threatened by the Department, the Commission, or any other federal or state authority.
(h)	At the Closing Time, the Agent shall receive a letter from Curtis Financial Group dated as of the Closing Time, stating that its opinion of the aggregate pro forma market value of PMMHC expressed in the Appraisal as most recently updated, remains in effect.

(i)	Prior to and at the Closing Time, none of the Primary Parties shall have sustained, since the date of the latest audited financial statements included in the Registration Statement and Prospectus, any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth in the Registration Statement and the Prospectus, and since the respective dates as of which information is given in the Registration Statement and the Prospectus, there shall not have been any material change, or any development involving a prospective Material Adverse Effect, otherwise than as set forth or contemplated in the Registration Statement and the Prospectus, the effect of which, in any such case described above, is in the Agent’s reasonable judgment sufficiently material and adverse as to make it impracticable or inadvisable to proceed with the Offering or the delivery of the Shares on the terms and in the manner contemplated in the Prospectus.

(j)	At or prior to the Closing Time, the Pennsylvania Insurance Commissioner shall have issued a letter or order to PMMHC, which shall have the force of (i) amending or rescinding the 1998 Order, (i) approving the Conversion and Offering, (ii) approving the establishment of an employee stock ownership plan and stock compensation plan, and (iv) approving the loan to the employee stock ownership plan to purchase Shares in the Offering.

(k)	Subsequent to the date hereof, there shall not have occurred any of the following: (i) a suspension or limitation in trading in securities generally on the New York Stock Exchange or American Stock Exchange or in the over-the-counter market, or quotations halted generally on the Nasdaq Stock Market, or minimum or maximum prices for trading have been fixed, or maximum ranges for prices for securities have been required by either of such exchanges or FINRA or by order of the Commission or any other governmental authority other than temporary trading halts (A) imposed as a result of intraday changes in the Dow Jones Industrial Average, (B) lasting no longer than until the regularly scheduled commencement of trading on the next succeeding business-day, and (C) which, when combined with all other such halts occurring during the previous five business days, total less than three; (ii) a general moratorium on the operations of federally-insured financial institutions or general moratorium on the withdrawal of deposits from federally-insured financial institutions declared by either federal or state authorities; or (iii) any outbreak of hostilities or escalation thereof or other calamity or crisis, including, without limitation, terrorist activities after the date hereof, the effect of any of (i) through (iii) herein, in the judgment of the Agent, is so material and adverse as to make it impracticable to market the Shares or to enforce contracts, including subscriptions or purchase orders, for the sale of the Shares.
     All such opinions, certificates, letters and documents will be in compliance with the provisions hereof only if they are reasonably satisfactory in form and substance to the Agent and to counsel for the Agent. Any certificate signed by an officer of PMMHC and delivered to the Agent or to counsel for the Agent shall be deemed a representation and warranty by PMMHC to the Agent as to the statements made therein. If any condition to the Agent’s obligations hereunder to be fulfilled prior to or at the Closing Time is not fulfilled, the Agent may terminate this Agreement (provided that if this Agreement is so terminated but the sale of Shares is nevertheless consummated, the Agent shall be entitled to the reimbursement of all expenses to the extent contemplated by Section 14 hereof but shall not be entitled to any compensation provided for in Section 4(b) or (c) hereof) or, if the Agent so elects, may waive any such conditions which have not been fulfilled or may extend the time of their fulfillment.
     11. Indemnification.
(a)	The Primary Parties jointly and severally agree to indemnify and hold harmless the Agent, its officers, directors, agents, and employees and each person, if any, who controls the Agent within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act, against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of Paragraph (c) below), joint or several, that the Agent or any of such officers, directors, agents, employees and controlling Persons (collectively, the “Related Persons”) may suffer or to which the Agent or the Related Persons may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Agent and any Related Persons upon written demand for any reasonable expenses (including reasonable fees and disbursements of counsel) incurred by the Agent or any Related Persons in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions: (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), any Issuer-Represented Free Writing Prospectus or any blue sky application or other instrument or document of the Primary Parties or based upon written information supplied by any of the Primary Parties filed in any state or jurisdiction to register or qualify any or all of the Shares under the securities laws thereof (collectively, the “Blue Sky Applications”), or any application or other document, advertisement, or communication (“Sales Information”) prepared, made or executed by or on behalf of any of the Primary Parties with its consent or based upon written information furnished by or on behalf of any of the Primary Parties, whether or not filed in any jurisdiction in order to qualify or register the Shares under the securities laws thereof, (ii) arise out of or are based upon the omission or alleged omission to state in any of the foregoing documents or information, a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (iii) arise from any theory of liability whatsoever relating to or arising from or based upon the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), any Issuer-Represented Free Writing Prospectus, or any Blue Sky Applications or sales information or other documentation distributed in connection with the Offering; or (iv) result from any claims made with respect to the accuracy, reliability and completeness of the records of policy holders, including without limitation, Eligible Members, or for any denial or reduction of a subscription or order to purchase Common Stock, whether as a result of a properly calculated allocation pursuant to the Plan or otherwise, based upon such records; provided, however, that no indemnification is required under this Paragraph (a) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue material statements or alleged untrue material statements in, or material omission or alleged material omission from, the Registration Statement (or any amendment or supplement thereto) or the Prospectus (or any amendment or supplement thereto), any Issuer-Represented Free Writing Prospectus, the Blue Sky Applications or Sales Information or other documentation distributed in connection with the Offering made in reliance upon and in conformity with written information furnished to the Primary Parties by the Agent or its representatives (including counsel) with respect to the Agent expressly for use in any such document (or any amendment or supplement thereto); provided, further, that the Primary Parties will not be responsible for any loss, liability, claim, damage or expense to the extent that a court of competent jurisdiction finds that they result primarily from material oral misstatements by the Agent to a purchaser of Shares which are not based upon information in the Registration Statement or Prospectus, and the Agent agrees to repay to the Primary Parties any amounts advanced to it by the Primary Parties in connection with matters as to which it is found by a court of competent jurisdiction not to be entitled to indemnification hereunder.
(b)	The Agent agrees to indemnify and hold harmless the Primary Parties, their directors and officers, agents, and employees and each person, if any, who controls any of the Primary Parties within the meaning of Section 15 of the 1933 Act or Section 20(a) of the 1934 Act against any and all loss, liability, claim, damage or expense whatsoever (including but not limited to settlement expenses, subject to the limitation set forth in the last sentence of Paragraph (c) below), joint or several which they, or any of them, may suffer or to which they, or any of them, may become subject under all applicable federal and state laws or otherwise, and to promptly reimburse the Primary Parties and any such persons upon written demand for any reasonable expenses (including fees and disbursements of counsel) incurred by them in connection with investigating, preparing or defending any actions, proceedings or claims (whether commenced or threatened) to the extent such losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment of supplement thereto), any Issuer-Represented Free Writing Prospectus, or any Blue Sky Applications or Sales Information or are based upon the omission or alleged omission to state in any of the foregoing documents a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Agent’s obligations under this Section shall exist only if and only to the extent that such untrue statement or alleged untrue statement was made in, or such material fact or alleged material fact was omitted from, the Registration Statement (or any amendment or supplement thereto), the Prospectus (or any amendment or supplement thereto), the Blue Sky Applications or Sales Information in reliance upon and in conformity with written information furnished to any of the Primary Parties by the Agent or its representatives (including counsel) with respect to the Agent expressly for use therein.
(c)	Each indemnified party shall give prompt written notice to each indemnifying party of any action, proceeding, claim (whether commenced or threatened), or suit instituted against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve it from any liability which it may have on account of this Section, Section 12 or otherwise, except to the extent that such failure or delay causes actual harm to the indemnifying party with respect to such action, proceeding, claim or suit. An indemnifying party may participate at its own expense in the defense of such action. In addition, if it so elects within a reasonable time after receipt of such notice, an indemnifying party, jointly with any other indemnifying parties receiving such notice, may assume the defense of such action with counsel chosen by it reasonably acceptable to the indemnified parties that are defendants in such action, unless such indemnified parties reasonably object to such assumption on the ground that there may be legal defenses available to them that are different from or in addition to those available to such indemnifying party. If an indemnifying party assumes the defense of such action, the indemnifying parties shall not be liable for any fees and expenses of counsel for the indemnified parties incurred thereafter in connection with such action, proceeding or claim, other than reasonable costs of investigation. In no event shall the indemnifying parties be liable for the fees and expenses of more than one separate firm of attorneys (unless an indemnified party or parties shall have reasonably concluded that there may be defenses available to it or them which are different from or in addition to those of other indemnified parties) for all indemnified parties in connection with any one action, proceeding or claim or separate but similar or related actions, proceedings or claims in the same jurisdiction arising out of the same general allegations or circumstances. The indemnifying party shall be liable for any settlement of any claim against the indemnified party (or its directors, officers, employees, affiliates or controlling persons) made with the indemnifying party’s consent, which consent shall not be unreasonably withheld. The indemnifying party shall not, without the written consent of indemnified party, settle or compromise any claim against the indemnified party based upon circumstances giving rise to an indemnification claim against the indemnifying party hereunder unless such settlement or compromise provides that indemnified party and the other indemnified parties shall be unconditionally and irrevocably released from all liability in respect of such claim.
(d)	The agreements contained in this Section and in Section 12 hereof and the representations and warranties of the Primary Parties set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Agent or its officers, directors, controlling persons, agents or employees or by or on behalf of any of the Primary Parties or any officers, directors, controlling persons, agents or employees of any of the Primary Parties; (ii) delivery of and payment hereunder for the Shares; or (iii) any termination of this Agreement.
     12. Contribution.
(a)	In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in Section 11 is due in accordance with its terms but is found in a final judgment by a court to be unavailable from the Primary Parties or the Agent, the Primary Parties and the Agent shall contribute to the aggregate losses, claims, damages and liabilities of the nature contemplated by such indemnification in such proportion so that (i) the Agent is responsible for that portion represented by the percentage that the fees paid to the Agent pursuant to Section 4 of this Agreement (not including expenses) (“Agent’s Fees”) bear to the total proceeds received by the Primary Parties from the sale of the Shares in the Offering, net of the Agent’s Fees, and (ii) the Primary Parties shall be responsible for the balance. If, however, the allocation provided above is not permitted by applicable law, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative fault of the Primary Parties on the one hand and the Agent on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions, proceedings or claims in respect thereof), but also the relative benefits received by the Primary Parties on the one hand and the Agent on the other from the Offering, as well as any other relevant equitable considerations. The relative benefits received by the Primary Parties on the one hand and the Agent on the other hand shall be deemed to be in the same proportion as the total proceeds from the Offering, net of the Agent’s Fees, received by the Primary Parties bear to the Agent’s Fees. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Primary Parties on the one hand or the Agent on the other and the parties relative intent, good faith, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Primary Parties and the Agent agree that it would not be just and equitable if contribution pursuant to this Section 12 were determined by pro-rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 12. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or action, proceedings or claims in respect thereof) referred to above in this Section 12 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. It is expressly agreed that the Agent shall not be liable for any loss, liability, claim, damage or expense or be required to contribute any amount which in the aggregate exceeds the amount paid (excluding reimbursable expenses) to the Agent under this Agreement. It is understood and agreed that the above-stated limitation on the Agent’s liability is essential to the Agent and that the Agent would not have entered into this Agreement if such limitation had not been agreed to by the parties to this Agreement. No person found guilty of any fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation. For purposes of this Section 12, each of the Agent’s and the Primary Parties’ officers and directors and each person, if any, who controls the Agent or any of the Primary Parties within the meaning of the 1933 Act and the 1934 Act shall have the same rights to contribution as the Primary Parties and the Agent. Any party entitled to contribution, promptly after receipt of notice of commencement of any action, suit, claim or proceeding against such party in respect of which a claim for contribution may be made against another party under this Section 12, will notify such party from whom contribution may be sought, but the omission to so notify such party shall not relieve the party from whom contribution may be sought from any other obligation it may have hereunder or otherwise than under this Section 12, except to the extent that such failure or delay causes actual harm to the indemnifying party with respect to such action, proceeding, claim or suit.
     13. Survival. All representations, warranties and indemnities and other statements contained in this Agreement or contained in certificates of officers of the Primary Parties or the Agent submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of the Agent or its controlling persons, or by or on behalf of the Primary Parties and shall survive the issuance of the Shares, and any legal representative, successor or assign of the Agent, any of the Primary Parties, and any indemnified person shall be entitled to the benefit of the respective agreements, indemnities, warranties and representations.
     14. Termination. Agent may terminate this Agreement by giving the notice indicated below in this Section at any time after this Agreement becomes effective as follows:
(a)	In the event that (i) the Plan is abandoned or terminated by PMMHC or HoldCo, (ii) HoldCo fails to consummate the sale of the minimum number of the Shares by December 31, 2009, in accordance with the provisions of the Plan, or (iii) the Agent terminates this relationship because there has been a Material Adverse

Effect, this Agreement shall terminate and no party to this Agreement shall have any obligation to the other hereunder, except that (i) the Primary Parties shall remain liable for any amounts due pursuant to Sections 3, 4, 9, 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Agent of a warranty, representation or covenant and (ii) the Agent shall remain liable for any amount due pursuant to Sections 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Primary Parties of a warranty representation or covenant.
(b)	If any of the conditions specified in Section 10 shall not have been fulfilled when and as required by this Agreement, or by the Closing Time, or waived in writing by the Agent, this Agreement and all of the Agent’s obligations hereunder may be canceled by the Agent by notifying PMMHC or HoldCo of such cancellation in writing at any time at or prior to the Closing Time, and any such cancellation shall be without liability of any party to any other party except that (i) the Primary Parties shall remain liable for any amounts due pursuant to Sections 3, 4, 9, 11 and 12 hereof, unless the transaction is not consummated due to breach by the Agent of a warrant, representation or covenant, and (ii) the Agent shall remain liable for any amount due pursuant to Sections 11 and 12 hereof, unless the transaction is not consummated due to the breach by the Primary Parties of a warranty representation or covenant.

(c)	If Agent elects to terminate this Agreement as provided in this Section, PMMHC or HoldCo shall be notified by the Agent as provided in Section 15 hereof.

(d)	If this Agreement is terminated in accordance with the provisions of this Agreement, the Primary Parties shall pay the Agent the fees earned pursuant to Section 4 and will reimburse the Agent for its reasonable expenses pursuant to Section 9.
     15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed by United States certified mail, return receipt requested, or sent by a nationally recognized commercial courier promising next business day delivery (such as Federal Express) or transmitted by any standard form of telecommunication (such as facsimile or email) with confirming copy sent by regular U.S. mail. Notices shall be sent as follows:

If to Agent:	Griffin Financial Group, LLCM
620 Freedom Business Center, Suite 210
King of Prussia, Pennsylvania 19406
Attention: Jeffrey P. Waldron, Senior Managing Director
Facsimile: 610-371-7974
Email: jpw@go2griffin.com

If to the Primary Parties:	Penn Millers Mutual Holding Company
72 North Franklin Street, P.O. Box P
Wilkes-Barre, Pennsylvania 18773-0016
Attention: Douglas A. Gaudet,
President and Chief Executive Officer
Facsimile: 570-829-4568
Email: dgaudet@pennmillers.com

With a copy to:	Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, Pennsylvania 19103 Attention: David L. Harbaugh, Esquire Facsimile: 215-963-5001 Email: dharbaugh@morganlewis.com
     Any party may change the address or other information for notices set forth above by written notice to the other parties, which notice shall be given in accordance with this Section 15.
     16. Parties. This Agreement shall inure to the benefit of and be binding upon the Agent and the Primary Parties and their respective successors. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person, firm or corporation, other than the parties hereto and their respective successors and the controlling persons and officers, directors, agents and employees referred to in Sections 11 and 12 and their heirs and legal representatives, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provisions herein contained. It is understood and agreed that this Agreement is the exclusive agreement among the parties, supersedes any prior Agreement among the parties and may not be varied except by a writing signed by all parties, except for Section 11 of this Agreement, which may not be so amended.
     17. Partial Invalidity. In the event that any term, provision or covenant herein or the application thereof to any circumstances or situation shall be invalid or unenforceable, in whole or in part, the remainder hereof and the application of said term, provision or covenant to any other circumstance or situation shall not be affected thereby, and each term, provision or covenant herein shall be valid and enforceable to the full extent permitted by law.
     18. Construction. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania applicable to contracts executed and to be wholly performed therein without giving effects to its conflicts of laws principles or rules.

     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between you and us in accordance with its terms.

Very truly yours, PENN MILLERS INSURANCE COMPANY
By:
Douglas A. Gaudet, President and
Chief Executive Officer

PMHC CORP.
By:
Douglas A. Gaudet, President and
Chief Executive Officer

PENN MILLERS HOLDING CORPORATION
By:
Douglas A. Gaudet, President and
Chief Executive Officer

PENN MILLERS MUTUAL HOLDING COMPANY
By:
Douglas A. Gaudet, President and
Chief Executive Officer

[COUNTERPART SIGNATURE OF GRIFFIN FINANCIAL ON FOLLOWING PAGE]

     The foregoing Agency Agreement is hereby confirmed and accepted as of the date first set and above written.

GRIFFIN FINANCIAL GROUP, LLC
By:
Senior Managing Director

Exhibit A
Engagement Letter with Griffin Financial Group, LLC

Exhibit B
Form of Assisting Brokers Agreement

Exhibit C
Form of Comfort Letter from KPMG LLP